Unaudited Interim Financial Statements

Cumberland Resources Ltd.

September 30, 2005

Cumberland Resources Ltd.

BALANCE SHEETS

(Unaudited)

(Canadian dollars)

	September 30, 2005	December 31, 2004
	$	$

ASSETS
Current
Cash and cash equivalents [note 2]	19,908,070	10,063,509
Short term investments [note 2]	11,419,988	27,062,928
Accrued interest receivable	212,396	216,499
Accounts receivable	299,918	109,317
Due from joint venturer	82,108	65,899
Prepaid expenses and other assets	468,730	384,541
Total current assets	32,391,210	37,902,693
Mineral property interests	8,286,661	8,246,083
Capital assets, net [note 3]	5,852,869	4,676,302
Reclamation deposit [note 7(b)]	605,000	605,000
Investments in public companies [note 8]	-	89,205
	47,135,740	51,519,283

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Accounts payable and accrued liabilities	2,277,643	532,949
Current portion of capital leases	290,560	358,578
Total current liabilities	2,568,203	891,527
Accrued site closure costs [note 4]	491,892	443,759
Capital leases	-	197,088
Commitments and contingencies [note 7]
Shareholders’ equity
Share capital [note 6[a]]	112,424,856	112,404,856
Contributed surplus [note 6[b]]	4,398,549	3,313,940
Deficit	(72,747,760)	(65,731,887)
Total shareholders’ equity	44,075,645	49,986,909
	47,135,740	51,519,283

See accompanying notes to financial statements

Cumberland Resources Ltd.

STATEMENTS OF LOSS AND DEFICIT

(Unaudited)

(Canadian dollars)

	Three months ended September 30		Nine months ended September 30
	2005	2004	2005	2004
	$	$	$	$

REVENUE
Option receipts	-	-	500,000	500,000
Interest revenue	208,155	197,176	647,217	731,362
Gain on sale of investments in public companies [note 8]	270,084	106,336	1,049,939	1,412,963
	478,239	303,512	2,197,156	2,644,325

EXPENSES
Exploration and development costs [note 5]	2,191,953	2,125,327	5,867,960	8,101,414
Employee compensation	148,369	131,905	489,148	475,909
Stock-based compensation [note 6[b]]	52,804	1,276,206	1,084,609	1,705,741
Public and investor relations	188,139	58,366	407,172	265,481
Office and miscellaneous	110,003	95,884	331,147	344,746
Legal, audit and accounting	45,642	69,317	165,180	257,867
Other fees and taxes	6,905	10,903	99,821	189,158
Project financing	291,496	-	302,686	-
Insurance	119,954	133,864	356,885	353,625
Depreciation and amortization	13,460	23,625	40,381	58,341
Accrued site closure costs – accretion expense	9,987	8,263	29,333	23,346
Interest expense on capital leases	10,373	22,704	38,707	64,193
	3,189,085	3,956,364	9,213,029	11,839,821
Net loss for the period	2,710,846	3,652,852	7,015,873	9,195,496

Deficit, beginning of period	70,036,914	60,748,266	65,731,887	55,205,622
Share issue costs	-	(5,278)	-	(5,278)
Deficit, end of period	72,747,760	64,395,840	72,747,760	64,395,840

Basic and Diluted loss per share	$0.05	$0.07	$0.13	$0.17

Weighted average number of shares outstanding	54,980,974	54,489,106	54,976,294	54,418,173

See accompanying notes to financial statements

Cumberland Resources Ltd.

STATEMENTS OF CASH FLOWS

(Unaudited)

(Canadian dollars)

	Three months ended September 30		Nine months ended September 30
	2005	2004	2005	2004
	$	$	$	$

OPERATING ACTIVITES
Net loss for the period	(2,710,846)	(3,652,852)	(7,015,873)	(9,195,496)
Add (deduct) items not affecting cash:
Depreciation and amortization	13,461	23,625	40,381	58,341
Accrued site closure costs – accretion expense	9,987	8,263	29,333	23,346
Exploration related amortization	29,555	41,287	88,942	133,673
Gain on sale of investment in public companies	(270,084)	(106,336)	(1,049,939)	(1,412,963)
Stock-based compensation	52,804	1,276,206	1,084,609	1,705,741
Net changes in non-cash working capital items:
Accrued interest receivable	(21,088)	3,313	4,103	279,286
Accounts receivable	(101,258)	265,206	(190,601)	8,551
Due from joint venturer	(52,407)	(9,482)	(16,209)	(5,503)
Prepaid expenses	271,139	241,300	(84,189)	(379,359)
Accounts payable and accrued liabilities	1,383,370	(663,479)	1,744,694	(442,648)
Cash used in operating activities	(1,395,367)	(2,572,949)	(5,364,749)	(9,227,031)

FINANCING ACTIVITIES
Issuance of common shares	20,000	652,050	20,000	1,235,108
Share issue costs	-	5,278	-	5,278
Repayment of capital lease obligation	(90,870)	(78,539)	(265,106)	(239,630)
Cash provided by (used in) financing activities	(70,870)	578,789	(245,106)	1,000,756

INVESTING ACTIVITIES
Purchase of capital assets	(853,194)	(179,324)	(1,287,090)	(1,011,970)
Acquisition of mineral property interests	(933)	-	(40,578)	-
Reclamation deposit	-	(500,000)	-	(500,000)
Short term investments	12,116,466	(835,909)	15,642,940	(9,869,608)
Proceeds on sale of investment in public companies	296,485	118,336	1,139,144	1,574,963
Cash provided by (used in) investing activities	11,558,824	(1,396,897)	15,454,416	(9,806,615)

Increase (decrease) in cash and cash equivalents during the period	10,092,587	(3,391,057)	9,844,561	(18,032,890)
Cash and cash equivalents, beginning of period	9,815,483	9,628,184	10,063,509	24,270,017
Cash and cash equivalents, end of period	19,908,070	6,237,127	19,908,070	6,237,127

Supplemental information:
Interest paid	10,373	22,704	38,707	64,193
Taxes paid	-	14,722	-	35,668

See accompanying notes to financial statements

Cumberland Resources Ltd.

NOTES TO INTERIM FINANCIAL STATEMENTS

(Unaudited)

(Canadian dollars)

September 30, 2005

1. BASIS OF PRESENTATION

The accompanying interim financial statements of Cumberland Resources Ltd. (the “Company”) have been prepared in accordance with Canadian generally accepted accounting principles for interim financial statements and accordingly do not include all disclosures required for annual financial statements.

These interim financial statements follow the same significant accounting policies and methods of application as the Company’s annual financial statements for the year ended December 31, 2004 (the “Annual Financial Statements”).  The interim financial statements should be read in conjunction with the Annual Financial Statements.

In the opinion of management, all adjustments (including normal recurring accruals) considered necessary for a fair presentation have been included.  Operating results for these interim periods are not necessarily indicative of the result that may be expected for the full fiscal year ending December 31, 2005.  The majority of exploration costs are incurred in the second and third quarters of the fiscal year due to the seasonal weather conditions in Nunavut Territory.  Option receipts are received from the operator of the Meliadine West joint venture in the first quarter.

2. CASH AND CASH EQUIVALENTS AND SHORT TERM INVESTMENTS

Cash and cash equivalents include cash and highly liquid Canadian dollar denominated investments in investment grade debt and banker's acceptances, with terms to maturity of 90 days or less when acquired.  The counter-parties are financial institutions.  At September 30, 2005, these instruments were yielding a weighted average interest rate of 2.5% per annum (at December 31, 2004 – 2.4% per annum).

Short-term investments comprise highly liquid Canadian dollar denominated investments in investment grade debt and banker's acceptances with maturities to March 7, 2006.  The counter-parties include the Canadian government and financial institutions.  At September 30, 2005, these instruments were yielding a weighted average interest rate of 2.6% per annum (at December 31, 2004 – 2.2% per annum).

The fair market value of the cash equivalents and short-term investments approximates their carrying values at September 30, 2005.

Cumberland Resources Ltd.

NOTES TO INTERIM FINANCIAL STATEMENTS

(Unaudited)

(Canadian dollars)

September 30, 2005

3. CAPITAL ASSETS

Capital assets are comprised as follows:

	Cost	Accumulated amortization	Net book value Sept 30, 2005	Net book value Dec 31, 2004
	$	$	$	$

Exploration equipment	1,408,823	953,827	454,996	543,938
Computer equipment	261,878	182,207	79,671	119,083
Office equipment	120,790	116,517	4,273	5,242
Construction in progress	5,313,929	-	5,313,929	4,008,039
	7,105,420	1,252,551	5,852,869	4,676,302

4. ACCRUED SITE CLOSURE COSTS

Accrued site closure costs relate to the Company’s legal obligation to remove exploration equipment and other assets from its mineral property sites in Nunavut and to perform other site reclamation work.  Although the ultimate amount of future site restoration costs to be incurred for existing exploration interests is uncertain, the Company has estimated the fair value of this liability to be $491,892 at September 30, 2005 (December 31, 2004 - $443,759) based on the expected payments of $1,140,409 to be made primarily in 2017, discounted at interest rates of 8.5% or 10.0% per annum.

The liability for accrued site closure costs is comprised as follows:

$

Accrued site closure costs, December 31, 2004	443,759
Additional liabilities incurred during the period	18,800
Accrued site closure costs – accretion expense	29,333
Accrued site closure costs, September 30, 2005	491,892

Cumberland Resources Ltd.

NOTES TO INTERIM FINANCIAL STATEMENTS

(Unaudited)

(Canadian dollars)

September 30, 2005

5. EXPLORATION AND DEVELOPMENT COSTS

The following is a summary of exploration and development costs incurred by the Company related to its mineral property interests, for the three and nine month periods ended September 30:

	Three months ended September 30		Nine months ended September 30
	2005	2004	2005	2004
	$	$	$	$

Meadowbank (100% interest):
Drilling	315,956	601,485	1,187,618	1,808,697
Transportation and freight	320,985	605,639	770,608	1,791,233
Contracts and personnel	272,058	164,966	709,112	1,132,952
Supplies and equipment	92,943	201,862	374,397	639,327
Other exploration costs	47,191	20,921	227,768	290,810
Environmental and permitting costs	811,700	343,991	1,636,549	1,445,122
Feasibility and engineering	225,396	176,981	770,265	977,863
	2,086,229	2,115,845	5,676,317	8,086,004
Meliadine East (50% interest):
Exploration costs	96,160	18,964	165,784	30,820
Recoveries from joint venture partner	(52,026)	(9,482)	(82,108)	(15,410)
	44,134	9,482	83,676	15,410

Other projects	61,590	-	107,967	-

Total exploration and development costs	2,191,953	2,125,327	5,867,960	8,101,414

Cumberland Resources Ltd.

NOTES TO INTERIM FINANCIAL STATEMENTS

(Unaudited)

(Canadian dollars)

September 30, 2005

6. SHARE CAPITAL

[a]  Common shares

As at September 30, 2005 and December 31, 2004, the Company has an unlimited number of authorized common shares with no par value.  Common shares have been issued for the following consideration:

	Number of shares	Value
	#	$

Balance, December 31, 2004	54,973,941	112,404,856
Shares issued upon exercise of options	25,000	20,000
Balance, September 30, 2005	54,998,941	112,424,856

[b]  Stock options

At September 30, 2005 there are options outstanding under the Company’s Incentive Share Option Plan of 1995 (as amended) to issue 4,212,000 common shares of the Company.  The exercise price of these options ranges from $0.80 to $4.85 and their expiry dates range from December 15, 2005 to May 13, 2013.  At September 30, 2005, 5,080,522 common shares were reserved for issuance pursuant to the incentive share option plan.

The following table summarizes information about the share options outstanding and exercisable at September 30, 2005:

	Outstanding			Exercisable
Range $	Total # of shares	Weighted average exercise price	Weighted average contract life remaining	Total # of shares	Weighted average exercise price

0.80 - 1.85	1,352,500	1.38	4.13	1,327,500	1.37
2.00 - 2.65	2,492,000	2.17	3.32	2,422,000	2.17
3.56 - 4.85	367,500	4.78	3.14	367,500	4.78
	4,212,000	2.14	3.57	4,117,000	2.14

Cumberland Resources Ltd.

NOTES TO INTERIM FINANCIAL STATEMENTS

(Unaudited)

(Canadian dollars)

September 30, 2005

6. SHARE CAPITAL (continued)

Option activity for the nine month period ended September 30, 2005 is as follows:

	Shares	Weighted average price
	#	$

Options outstanding, December 31, 2004	3,268,628	2.38
Granted	1,115,000	1.40
Exercised	(25,000)	0.80
Expired	(146,628)	2.00
Options outstanding, September 30, 2005	4,212,000	2.14

No stock options were granted in the three month period ended September 30, 2005.  The stock options granted in the nine month period ended September 30, 2005 had a weighted average fair value of $0.76 each.  The fair value of these stock options was estimated at the date of grant using a Black-Scholes Option Pricing Model with the following weighted average assumptions: risk-free interest rate 3.11%; no dividends; volatility factor of the expected market price of the Company’s common shares of 65%; and an expected life of the options of 4.5 years.

The Company recognized stock compensation expense of $52,804 for the three month period ended September 30, 2005 (three months ended September 30, 2004 - $1,276,206) and $1,084,609 for the nine month period ended September 30, 2005 (nine months ended September 30, 2004 - $1,705,741) in accordance with the fair value based method of accounting for stock compensation, with the offsetting credit recorded as an increase in contributed surplus.

[c]  Warrants

The Company has no warrants outstanding as at September 30, 2005 and December 31, 2004.

In June 2005, the Company awarded a pre-arranging advisory mandate to SG Corporate & Investment Banking (“SG CIB”) (a division of Societe Generale Group).  Pursuant to the mandate, SG CIB will arrange for a syndicate of financial institutions as prospective underwriters and arrangers of the debt financing of the Meadowbank project.  In conjunction with the mandate, SG CIB has appointed an independent engineer to perform a technical audit of the project feasibility study, on behalf of potential lenders.  As part of the consideration for these services, SG CIB will be able to earn warrants to purchase up to 250,000 common shares of the Company.  The timing and amount of warrants to be issued is dependent on the achievement of certain milestones as outlined in the mandate agreement.  The warrants would have an exercise price of 120% of the market price of the Company’s shares on the issue date, would vest immediately upon issue, and would expire four years after the issue date.

Cumberland Resources Ltd.

NOTES TO INTERIM FINANCIAL STATEMENTS

(Unaudited)

(Canadian dollars)

September 30, 2005

7. COMMITMENTS AND CONTINGENCIES

[a]

The Company has a contingent loan balance which totals $16,882,704 as at September 30, 2005 [December 31, 2004 - $15,121,045].  This loan will be repaid only if commercial production at Meliadine West is achieved and will be paid only out of production cash flow (as defined in the joint venture agreement).

[b]

The Company has a $605,000 deposit at a financial institution that is serving as collateral for a letter of credit.  The letter of credit has been pledged in favour of the Kivalliq Inuit Association (“KIA”) under the term of a commercial lease agreement with the KIA, dated November 30, 2004.  The deposit is bearing interest at market rates.  The deposit will be returned when the Company has satisfied its legal obligations with respect to site reclamation at the Meadowbank mineral property in Nunavut (see Note 4).

[c]

The Company has committed to use certain third party mobile equipment between 2005 and 2007. Whereas the ultimate commitment amount will depend on usage, the maximum commitment amount is approximately $3.7 million.

[d]

The Company has employment agreements in place with various key employees which establish compensatory terms, including annual salary, employee benefit entitlements and termination benefits.  Three of these agreements also provide for the payment of specific bonus amounts should certain financial and operating milestones with respect to the Meadowbank Project be attained in the future.  As of September 30, 2005, the estimated contingent payment with respect to such bonuses is approximately $1.2 million, none of which has been accrued.

[e]

The Company is committed to future minimum annual rent payments under operating lease agreements over the next three years as follows:

$

2005 (remainder)	49,275
2006	190,000
2007	159,000

8. GAIN ON SALE OF INVESTMENTS IN PUBLIC COMPANIES

During the three month period ended September 30, 2005 the Company sold its remaining 440,000 shares (three months ended September 30, 2004 – 200,000) of Eurozinc Mining Corporation (“Eurozinc”) for net proceeds of $296,484 (three months ended September 30, 2004 - $118,336), resulting in a gain of $270,084 (three months ended September 30, 2004 - $106,336).

Cumberland Resources Ltd.

NOTES TO INTERIM FINANCIAL STATEMENTS

(Unaudited)

(Canadian dollars)

September 30, 2005

8. GAIN ON SALE OF INVESTMENTS IN PUBLIC COMPANIES (continued)

During the nine month period ended September 30, 2005 the Company sold 1,480,000 shares (nine months ended September 30, 2004 – 2,700,000) of Eurozinc Mining Corporation (“Eurozinc”) for net proceeds of $1,138,848 (nine months ended September 30, 2004 - $1,574,963), resulting in a gain of $1,050,048 (nine months ended September 30, 2004 - $1,412,963).

The Company does not hold any shares of Eurozinc as at September 30, 2005.